UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2016, Document Security Systems, Inc. (the “Company”) entered into a Proceeds Investment Agreement (the “Agreement”) with Brickell Key Investments LP (“BKI”). Pursuant to the Agreement, BKI invested an aggregate of $13,500,000 (the “Financing Amount”) in a patent purchase and monetization program to be implemented and managed by the Company (the “Financing”). Pursuant to the Agreement, $9,000,000 of the Financing Amount is to be used to cover the Company’s purchase of a portfolio of U.S. and foreign LED patents and a license from Intellectual Discovery Co., Ltd., a Korean Company (collectively, the “LED Patent Portfolio”), and to cover attorneys’ fees and out-of-pocket expenses for legal proceedings relating to enforcement of the LED Patent Portfolio. In addition, the Company may use up to $4,500,000 of the Financing Amount to fund the defense of Inter Partes Review or other similar proceedings that may be filed from time to time by defendants with the U.S. Patent & Trademark Office relating to the LED Patent Portfolio, and for its general working capital needs.

In consideration of the Financing, the Company assigned to BKI its rights to the Patent Asset Proceeds, defined as any and all monetary recoveries (whether through damages, recoveries, royalties, monies, lump-sum payments, up-front payments, settlement amounts, distribution of property, cash value of equities, license fees or other revenues or other assets or amounts) paid by a defendant or defendants or a third-party to the Company as a result of or in connection with the LED Patent Portfolio, in an amount equal to the Minimum Return and the Additional Return as hereinafter defined (the “Assigned Rights”). Under the Assigned Rights, in addition to repayment in full of the Financing Amount, the Company will pay BKI, solely from realized Patent Asset Proceeds, a return equal to the sum of (A) a certain multiple of the Financing Amount or a designated annualized IRR Return on the Financing Amount, whichever is greater (the “Minimum Return”), plus (B) an additional designated percentage of the Patent Asset Proceeds net of the Minimum Return (the “Additional Return”). Once the Minimum Return and Additional Return to BKI are satisfied, Intellectual Discovery Co., Ltd. will be entitled to a payment of a certain percentage of the Patent Asset Proceeds with the remaining balance of Patent Asset Proceeds to be retained by the Company.

In consideration of the Financing, the Company also issued to BKI a five-year warrant to purchase up to 750,000 shares of the Company’s common stock at an exercise price of $1.00 per share (the “Warrant”). The Company shall have no obligation to file a registration statement with respect to the shares underlying the Warrant (the “Warrant Shares”) for its next public or private offering of common stock, regardless of when such offering may occur; provided, however, that if at any time thereafter during the term of the Warrant, the Company proposes to register any of its common stock under the Securities Act of 1933, as amended (the “Act”) in connection with an underwritten public offering, the Warrant provides for piggy-back registration rights of the Warrant Shares (the “Piggy-Back Registration Rights”), provided, however, that the Piggy-Back Registration Rights will not apply to any registration (1) on Form S-8 (or any successor form), (2) of solely a dividend reinvestment plan, or (3) for the sole purpose of offering registered securities to another Person in connection with the acquisition of assets or capital stock of such Person in connection with a merger, consolidation, combination or similar transaction with such Person.

Under the Agreement, the Company would be in default if it (1) fails to pay over Patent Asset Proceeds it receives in accordance with the terms of the payment waterfall when due, (2) makes a material misrepresentation or breaches any other material covenant or provision of the Agreement, or (3) incurs or guarantees any additional indebtedness in the aggregate in excess of $1,000,000 without BKI’s consent. In the case of a non-payment default resulting from the receipt of insufficient Patent Asset Proceeds to satisfy the Minimum Return or Additional Return to BKI, BKI’s sole recourse shall be limited to realized Patent Asset Proceeds and foreclosure of the LED Patent Portfolio. BKI will have full recourse remedies for material breaches of the Agreement other than for non-payment, and in the case of the Company’s willful misconduct, bad faith or gross negligence in connection with performing its obligations under the Agreement.

The foregoing description is a summary only, does not purport to set forth the complete terms of the Agreement or the Warrant, and is qualified in its entirety by reference to each of the Agreement and the Warrant, which the Company will file as exhibits to its Annual Report on Form 10-K for year ending December 31, 2016.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in the third paragraph under Item 1.01 is incorporated into this Item by reference. The issuance of the Warrant was made pursuant to an exemption from registration under Section 4(a)(2) of the Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: November 15, 2016	By:	/s/ Jeffrey Ronaldi
Jeffrey Ronaldi
Chief Executive Officer